UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

____________________

Date of Report
(Date of earliest
event reported):    February 1, 2017

First Business Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-34095	39-1576570
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 Charmany Drive, Madison, Wisconsin 53719
(Address of principal executive offices, including zip code)

(608) 238-8008
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On February 1, 2017, First Business Financial Services, Inc. (“the “Company”) announced that Corey A. Chambas, Chief Executive Officer of the Company adopted a prearranged Rule 10b5-1 trading plan (the “Plan”) with a broker to sell up to 27,210 shares of common stock of the Company. Mr. Chambas entered into the Plan as part of his personal long-term investment strategy for asset diversification and liquidity.
Pursuant to Mr. Chambas’ Plan, the brokerage firm may sell up to 13,605 shares plus unsold shares remaining from prior selling periods during each of four selling periods beginning on March 3, 2017 and ending on December 22, 2017. Any unsold shares that remain at the end of a selling period will be carried over to the next selling period but only until December 22, 2017 at which time the Plan will terminate. Mr. Chambas will have no control over the timing of his stock sales under the Plan, and all transactions under the Plan will be reported by Mr. Chambas through individual Form 4 and Form 144 filings with the Securities and Exchange Commission.
The Plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written stock trading plans.

A Rule 10b5-1 plan must be entered into in good faith at a time when the insider is not aware of material, non-public information. Subsequent receipt by the insider of material, non-public information will not prevent prearranged transactions under Rule 10b5-1 from being executed. Using a Rule 10b5-1 Plan, individuals can prudently and gradually diversify their investment portfolios over an extended period of time.
Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 trading plans of Company officers, nor to report modifications or limitations of the Rule 10b5-1 trading plan described above or the plan of any other individual.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2017	FIRST BUSINESS FINANCIAL SERVICES, INC. By: /s/ Barbara M. Conley Barbara M. Conley General Counsel